Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46422, 333-60268, 333-75496, 333-82702, 333-90770, 333-103151, 333-105542, 333-105545, 333-112709, 333-116907, 333-127207 and 333-122715) of Virage Logic Corporation of our reports dated December 14, 2006 relating to the consolidated financial statements and financial statement schedule of Virage Logic Corporation as of September 30, 2006 and for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which appear in this Annual Report on Form 10-K.
/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
December 14, 2006